Exhibit 10.1
Wreck Removal Contract
between
BP America Production Company,
Chevron U.S.A. Inc.
and
GOM Shelf LLC
as the “Companies”
and
Wild Well Control, Inc.
as “Contractor”
NOTICE: THIS CONTRACT CONTAINS INDEMNIFICATION, RELEASE, ASSUMPTION OF LIABILITY, AND HOLD
HARMLESS PROVISIONS, SOME OF WHICH ARE IN ARTICLE 13 AND THE REMAINDER ARE FOUND THROUGHOUT THE CONTRACT.

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Exhibit “A”	Form of Bill of Sale
Exhibit “B”	Designated Aliquots; Platforms
Exhibit “C”	Milestone Events
Exhibit “D”	Other Equipment
Exhibit “E”	Form of PSA
Exhibit “F”	Wells
Exhibit “G”	Scope of Work
Exhibit “H”	Existing Assets
Exhibit “I”	Existing Permits
Exhibit “J”	Milestone Payments
Exhibit “K”	Form of Guaranty
Exhibit “L”	Form of Security Agreement

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WRECK REMOVAL CONTRACT
by and among
BP AMERICA PRODUCTION COMPANY,
CHEVRON U.S.A. INC., and
GOM SHELF LLC
as the Companies, and each, as a Company
and
WILD WELL CONTROL, INC.
as Contractor
     THIS WRECK REMOVAL CONTRACT is made as of December 31, 2007 (the “Effective Date”) by and among BP AMERICA PRODUCTION COMPANY, a Delaware corporation (“BP”), CHEVRON U.S.A. Inc., a Pennsylvania corporation (“Chevron”), and GOM SHELF LLC, a Delaware limited liability company (“GOM”) (each hereinafter referred to individually as a “Company” and collectively as the “Companies”), and WILD WELL CONTROL, INC., a Texas corporation (hereinafter referred to as “Contractor”). Each Company and Contractor may hereinafter be referred to collectively as “Parties” or individually as a “Party.” In consideration of the covenants and provisions hereinafter provided, the Parties agree as follows:
Article 1.
CONTRACT DOCUMENTS AND INTERPRETATION
Section 1.01 Contract Documents.
     This Wreck Removal Contract together with the following Exhibits constitute this Contract:
     Article 1 to Article 24, inclusive
     Exhibit “A” Form of Bill of Sale
     Exhibit “B” Designated Aliquots; Platforms
     Exhibit “C” Milestone Events
     Exhibit “D” Other Equipment
     Exhibit “E” Form of PSA
     Exhibit “F” Wells
     Exhibit “G” Scope of Work
     Exhibit “H” Existing Assets
     Exhibit “I” Existing Permits
     Exhibit “J” Milestone Payments
     Exhibit “K” Form of Guaranty
     Exhibit “L” Form of Security Agreement
Section 1.02 Incorporation.
     Exhibits “A” through “L”, inclusive are incorporated herein by reference, and Contractor agrees to comply with all the provisions thereof.

Section 1.03 Section References.
     Each Article in this Contract contains provisions that are sometimes referred to as a Section(s) of an Article(s). Unless the context otherwise requires, a general reference to any Article includes the entire Article and a reference to any specific Section(s) of an Article refers to the identified Section(s).
Section 1.04 References.
     Reference to any statute, statutory provision, statutory instrument, or rule, regulation, or any Governmental Agency form includes a reference to that statute, statutory provision, statutory instrument, or rule, regulation or form as from time to time amended, extended, or re-enacted or any successor or replacement thereof. Reference to the singular includes a reference to the plural and vice versa and reference to one gender includes a reference to the other gender.
Section 1.05 Headings.
     Headings are used for convenience only and will not affect the construction or validity of this Contract.
Section 1.06 Interpretation.
     The Parties agree that each Party has had the opportunity to review the terms and provisions of this Contract with counsel of their choosing and to request any desired changes or clarifications and that the terms of this Contract will not be interpreted against any Party on the ground that such Party drafted or revised a particular provision. Instead, in the event of any ambiguity, this Contract will be interpreted in accordance with the intent of the Parties as evidenced by the Contract taken as a whole.
Article 2.
DEFINITIONS
Section 2.01 Definitions.
     In this Contract, the words and phrases shall have the meanings ascribed below or as defined separately in the individual Articles of this Contract.
     2.01.01 “Affiliate” or “Affiliates” of a company shall mean a current or future Person directly or indirectly controlling, controlled by, or under common control with such company. “Control” for this purpose shall, in the case of a corporation with outstanding voting stock, require the direct or indirect ownership of or power to vote with respect to outstanding shares of a corporation’s capital stock constituting fifty percent (50%) or more of the votes of any class of such corporation’s outstanding voting stock, and with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of such person’s management or policies.
     2.01.02 “Army Corps of Engineers” shall mean the United States Army Corps of Engineers.
     2.01.03 “Bill of Sale” shall mean (a) an Assignment and Bill of Sale Tendered by a Company under a PSA in the form attached to the PSA (with appropriate exhibits attached, and with bracketed materials appropriately addressed), and (b) in the case of Existing Assets,

Existing Permits, or Transferred Items, an Assignment and Bill of Sale in the form attached hereto as Exhibit “A” (with appropriate exhibits attached, and with bracketed materials appropriately addressed).
     2.01.04 “BP” shall mean BP America Production Company and its successors and assigns.
     2.01.05 “Business Day” or “Business Days” shall mean Days other than Saturdays, Sundays, legal holidays in the States of Texas or Louisiana, or Days on which banks in Covington, Louisiana or Houston, Texas are authorized or required to be closed.
     2.01.06 “Certifying Representative” shall mean a single representative, as designated from time to time by the Companies to represent all of the Companies, who shall be authorized to act on behalf of the Companies as set forth in this Contract and each PSA.
     2.01.07 “Chevron” shall mean Chevron U.S.A. Inc. and its successors and assigns.
     2.01.08 “Claim/Loss” and “Claims/Losses” shall mean all claims and losses of all kinds and descriptions including liabilities, liens, privileges, and other encumbrances, causes of action (including actions in rem or in personam, at law or in equity), obligations, judgments, interest, costs, expenses, and awards whether created by law, contract, tort, arbitration, voluntary settlement (to the extent authorized by the Indemnitor), or otherwise, and including, except as otherwise expressly provided, claims based on contractual indemnity, claims for punitive, exemplary, consequential or indirect damages, and claims for bodily injury, personal injury, illness, death, and property damage including claims and/or losses for the above regardless of how such claims and/or losses may be characterized.
     2.01.09 “Coast Guard” shall mean the United States Coast Guard.
     2.01.10 “Commencement Date” shall have the meaning set forth in Article 4.
     2.01.11 “Company” shall refer individually to each and any of BP, Chevron, and GOM and “Companies” shall refer to BP, Chevron, and GOM, collectively.
     2.01.12 “Companies’ Group” shall mean the following Persons individually and collectively: each Company and its respective Affiliates, their respective co-venturers, co-owners, co-lessees, co-working interest owners, joint venturers, partners, and other contractors and subcontractors of any tier and all of their Affiliates, and the officers, directors, shareholders, employees, agents, and representatives of all those entities. Companies’ Group does not include any Person of Contractor Group.
     2.01.13 “Company Operations” shall mean exploration, development, production, decommissioning, remediation or other operations of any Company on or in connection with Company Property.
     2.01.14 “Company Property” shall include all leases, rights of way, hydrocarbons, production, machinery, structures, equipment, risers, pipelines, wells, manifolds, wellheads, and other tangible property owned by any Person(s) of Companies’ Group that is located at, on, or adjacent to a Work Site, other than the Facilities. The term “Company Property” shall not be deemed or interpreted to include any of Contractor’s Property.
     2.01.15 “Completion of Work” shall have the meaning set out in Section 3.02.
     2.01.16 “Confidential Information” shall have the meaning set out in Section 11.01.

     2.01.17 “Connected With” shall have the meaning set out in Section 13.01.04.
     2.01.18 “Contract” shall mean this Wreck Removal Contract, as such may be amended or modified.
     2.01.19 “Contract Sum” shall have the meaning set out in Section 10.01.
     2.01.20 “Contractor” shall mean Wild Well Control, Inc. and its successors and assigns.
     2.01.21 “Contractor Group” shall mean the following Persons individually and collectively: Contractor and its Affiliates, its Subcontractors and their Affiliates, and the officers, directors, shareholders, employees, agents, and representatives of all of those entities.
     2.01.22 “Contractor’s Property” shall mean the Existing Assets and all materials, supplies, equipment, or other property, real or personal, that is owned, leased, rented, chartered, or operated by Person(s) of Contractor Group in connection with the performance of this Contract.
     2.01.23 “Day” or “Days” shall mean calendar day or days.
     2.01.24 “Defend” or “Defense” shall have the meaning set forth in Section 13.01.05.
     2.01.25 “Designated Aliquots” shall mean those certain 1/4 1/4 1/4 aliquots for the Platforms listed on Exhibit “B”, limited as to depth, if applicable.
     2.01.26 “Effective Date” shall refer to the date set forth in the preamble of this Contract.
     2.01.27 “Escrow Account” shall mean an account to be maintained pursuant to the Escrow Agreement.
     2.01.28 “Escrow Agent” shall mean JPMorgan Chase Bank, N.A. and its successors as escrow agent under the Escrow Agreement.
     2.01.29 “Escrow Agreement” shall mean an escrow agreement among Escrow Agent, Companies, and Contractor, satisfactory in form and substance to Companies and Contractor.
     2.01.30 “Event of Default” shall mean any of the events set forth in Article 17.
     2.01.31 “Excluded Claims/Losses” shall have the meaning set forth in Section 13.01.06.
     2.01.32 “Existing Assets” shall have the meaning set forth in Section 5.01.01.
     2.01.33 “Existing Permits” shall have the meaning set forth in Section 5.01.02.
     2.01.34 “Facilities” shall mean the Platforms and Wells, and all rigs, risers, platforms, pipelines, equipment, materials, scrap metal, caissons, debris, entrained fluids and other entrained substances including hydrocarbons, salt water, and drilling mud, and other personal property and fixtures, in each case, that may at any time prior to Site Clearance Verification be located in or on the seabed anywhere within the area mandated to be cleared, and required to be removed, by the MMS in connection with Site Clearance Verification for each Platform and each Well.
     2.01.35 “Final Payment” shall mean the payments to be made by the Companies under Section 10.05.

     2.01.36 “Force Majeure” shall mean any event beyond the reasonable control of the Party claiming to be affected thereby including: acts of God; extraordinary weather related events or disturbances, including major storms, hurricanes, tidal waves, and underwater mudslides; war; fire; flood; strikes or other labor disturbances at a national or regional level; acts of the public enemy; terrorism; insurrections; riots; or rules, regulations, or orders of any court or Governmental Agency that have been resisted in good faith by legal means and that make continuance of the Work substantially impractical. Notwithstanding the foregoing, Force Majeure shall not include events contributed to by the gross negligence or willful misconduct on the part of the Party claiming Force Majeure nor shall Force Majeure include effects that could have been avoided or mitigated by the exercise of reasonable care on the part of the Party claiming Force Majeure. Inability of any Party to secure funds shall not be regarded as Force Majeure.
     2.01.37 “GOM” shall mean GOM Shelf LLC and its successors and assigns.
     2.01.38 “Governmental Agency” shall mean any federal, state, or local government or agency thereof with any jurisdiction or responsibility over the Parties, the Work, a Work Site, the Facilities, or releases of any substance from the Facilities, including the MMS, the Coast Guard, the Army Corps of Engineers, and the Louisiana Department of Wildlife and Fisheries.
     2.01.39 “Guarantor” shall mean Superior Energy Services, Inc.
     2.01.40 “Guaranty” shall mean a single, continuing guaranty executed by Guarantor in favor of Companies under this Contract and each PSA, complying with the requirements of Article 19.
     2.01.41 “Including” or “Included” shall mean, whether or not capitalized, including, but not limited to a specific matter.
     2.01.42 “Indemnify” or “Indemnification” shall have the meaning set forth in Section 13.01.01.
     2.01.43 “Indemnitee” shall have the meaning set forth in Section 13.01.03.
     2.01.44 “Indemnitor” shall have the meaning set forth in Section 13.01.02.
     2.01.45 “Initial Payment” shall mean the payments to be made by the Companies under Section 10.02.
     2.01.46 “IP Rights” shall have the meaning set forth in Section 8.10.
     2.01.47 “JOAs” shall mean the following Joint Operating Agreements by and between the Companies and their predecessors in interest: CATCO Operating Agreement dated as of January 1, 1989, as amended; West Delta-Grand Isle Unit Operating Agreement dated January 1, 1989, as amended; and Grand Isle Catco Unit Operating Agreement dated January 1, 1989, as amended.
     2.01.48 “Laws” shall mean laws, rules, regulations, and decrees of federal, state, and local governments or agencies thereof.
     2.01.49 “LIBOR Rate” shall mean the one month London InterBank Offered Rate as set and published by the British Banker’s Association (“BBA”) and in effect on the first day of each calendar month, as obtained by the Party entitled to receive interest from an intermediary source such as Bloomberg, L.P., which rate is based by the BBA on an average of interbank offered rates for U.S. Dollar deposits in the London market based on quotes from designated banks in the London market.
     2.01.50 “Milestone Event” shall mean the completion of a specified, particular aspect of the Work, as identified on Exhibit “C”.
     2.01.51 “Milestone Payment” shall mean the payments to be made by the Companies under Section 10.04 for completion of each Milestone Event.
     2.01.52 “MMS” shall mean the United States Department of the Interior, Minerals Management Service.
     2.01.53 “Mobilization Payment” shall mean the payments to be made by the Companies under Section 10.03.
     2.01.54 “Negligence/Fault” shall have the meaning set out in Section 13.01.07.
     2.01.55 “NORM” shall have the meaning set out in Section 3.05.01.
     2.01.56 “Oil Pollution Act” shall mean the Oil Pollution Act of 1990, as amended.
     2.01.57 “Other Equipment” shall mean the equipment described on Exhibit “D” hereto.
     2.01.58 “Outer Continental Shelf” shall mean the submerged lands, subsoil, and seabed, lying between the seaward extent of the jurisdiction of a state and the seaward extent of Federal jurisdiction.
     2.01.59 “Party” or “Parties” shall have the meaning set out in the preamble to this Contract.
     2.01.60 “Person” or “Persons” shall include any natural person(s) as well as any legal entity including any Party or any Person of Companies’ Group or Contractor Group.
     2.01.61 “Platforms” shall mean the seven (7) platforms located in the Grand Isle and West Delta Areas, Offshore Louisiana, more fully described on Exhibit “B,” including the jackets, decks, risers, conductors, and other components and fixtures and related personal property.
     2.01.62 “PSA” shall mean a Purchase and Sale Agreement executed between a Company and Contractor pursuant to this Contract, and “PSAs” shall mean, collectively, all Purchase and Sale Agreements executed between Contractor and a Company pursuant to this Contract, in each case, substantially in the form of Exhibit “E” hereto.
     2.01.63 “Put Option” shall mean the option granted to each Company as set forth in Article 18.
     2.01.64 “Ready for Transfer” shall mean, (a) in the case of Reefed Items that are to be reefed in their current locations, when all requirements for reefing and transfer to the appropriate Governmental Agency have been met (other than the transfer of title to the Reefed Items to the Governmental Agency), (b) in the case of Reefed Items that are to be reefed in other locations, when such Reefed Items are severed from the remainder of the Facilities to which they are attached, (c) in the case of Facilities that are to be removed from their present location, when such Facilities are first loaded on to a vessel for transportation to shore, (d) in the case of those components of Wells that must be removed in connection with their plugging and abandonment, when such Well components are first loaded on to a vessel for transportation to shore, and (e) in the case of those components of Wells that remain in place following plugging and abandonment, when such Wells are plugged and abandoned in accordance with requirements of the MMS.
     2.01.65 “Records” shall mean all designs, plans, models, drawings, prints, samples, transparencies, specifications, reports, manuscripts, working notes, documentation, manuals, photographs, negatives, tapes, discs, databases, software, engineering data, and other information, data, and items embodied in any tangible form produced by or for Contractor in performance of the Work or in contemplation of performance of the Work.
     2.01.66 “Reefed Items” shall mean such portion of the Facilities that Contractor elects to reef pursuant to the terms of this Contract and applicable Laws.
     2.01.67 “Respective Share” shall mean, in the case of each of BP and GOM, Thirty-Seven and One-Half Percent (37.50%), and in the case of Chevron, Twenty-Five Percent (25.00%).
     2.01.68 “Security Agreement” shall have the meaning as set forth in Article 20.
     2.01.69 “Site Clearance Verification” shall mean a verification method conducted by or on behalf of Contractor, in accordance with applicable MMS or other Governmental Agency regulations or standards in order to confirm that the bottom areas surrounding each of the Platforms and each of the Wells have been cleared in accordance with applicable MMS or other Governmental Agency regulations or standards.
     2.01.70 “Subcontractor” or “Subcontractors” when used in connection with Contractor shall include any contractor or subcontractor of any tier hired by Contractor to perform any services or furnish any materials or equipment at, on, or adjacent to, or in transit to or from, a Work Site.
     2.01.71 “Taxes” shall mean all applicable taxes, including all (federal, state, and local) ad valorem, income or net worth, property, occupation, payroll, employment, first use, gross receipts, privilege, sales, use, consumption, excise, and other governmental charges, duties, tariffs, levies, licenses, fees, permits, and assessments.
     2.01.72 “Tender” means the execution by a Company of a Bill of Sale under Article 18.
     2.01.73 “Third Party” or “Third Parties” shall mean any Persons not included in Companies’ Group or Contractor Group.
     2.01.74 “Transferred Items” shall have the meaning set forth in Section 3.03.
     2.01.75 “Wells” shall mean all wells associated with or formerly producing from the Platforms, including those fifty-nine (59) wells more fully described on Exhibit “F,” together with components of the foregoing, other than wells that had been permanently plugged and abandoned in accordance with MMS requirements prior to the Effective Date.
     2.01.76 “Work” shall mean the services furnished by Contractor under this Contract, and the furnishing of equipment, supplies, products, labor, or materials by Contractor, pursuant to this Contract, as described in Exhibit “G” hereto.

     2.01.77 “Work Site” shall mean the locations of the Facilities and, in addition, shall include, if applicable, the facilities or locations of Contractor or its Subcontractors and any other site, onshore or offshore, at which any Work is performed, including any vessel or aircraft used by any Person of Contractor Group in the performance of the Work.
Article 3.
SCOPE OF WORK; COMMENCEMENT AND COMPLETION OF WORK; “AS IS WHERE IS”
Section 3.01 Scope of Work.
     Contractor shall perform the Work upon the terms and provisions set forth in this Contract. The Scope of the Work is described in Exhibit “G” attached hereto and made a part hereof.
Section 3.02 Commencement of Work; Completion of Work.
     Contractor shall commence the Work on the Effective Date and shall continue to perform the Work with due diligence until the Work has been completed in accordance with the requirements of this Contract and all applicable requirements of Laws and Governmental Agencies (“Completion of Work”); provided, however, that prior to the Commencement Date, Contractor may perform only office, procurement, and engineering work and Contractor shall not perform any Work offshore or any Work that can only be performed by the operator recognized by the MMS for the Wells and Designated Aliquots. If the Commencement Date does not occur on the Effective Date or if Contractor is not yet prepared to assume the performance of overflight, spill response, maintenance of navigational aids, and other necessary operations as required by Governmental Agencies, BP, as current operator of the Facilities, will continue to perform such operations until Contractor is prepared to perform such operations. However, BP, as current operator of the Facilities, shall not undertake any decommissioning activities unless required to do so by any Governmental Agency during such period. To the extent that Companies are not otherwise entitled to indemnity under contracts with other contractors, Contractor shall Indemnify Companies under the provisions of Article 13 for any Claims/Losses Connected With such continued operations. All out-of-pocket costs and expenses incurred by virtue of such continued operations shall be deducted from the Initial Payment based upon Companies’ good faith estimate, with the balance to be deducted from any subsequent payments required under this Contract. The target date for Completion of Work based on current information is on or before December 31, 2010.
Section 3.03 Title.
     Unless title to the Facilities or an undivided portion thereof has previously been transferred to Contractor pursuant to exercise of a Put Option by a Company, each Company grants, bargains, sells, conveys and assigns to Contractor, and Contractor accepts and assumes title to and ownership of portions of the Facilities at such time as such portions are Ready for Transfer (the “Transferred Items”). To the extent necessary to document Contractor’s ownership of the Transferred Items, each Company shall execute a Bill of Sale affecting such Transferred Items.

Section 3.04 Reefed Items.
     As part of the Work to be performed under this Contract, Contractor shall determine which, if any, of the Facilities shall be reefed pursuant to the terms of this Contract and applicable Law. Any Reefed Items that will not be reefed in place shall be removed and transported by Contractor to the respective locations at which such are to be reefed. Subject to the provisions of Section 8.02, Contractor shall obtain all necessary permits from all applicable Governmental Agencies in order to reef the Reefed Items, shall execute the necessary deeds of donation and shall pay all necessary fees and payments in connection therewith.
Section 3.05 No Exclusions from Work.
     Contractor assumes all risk, costs, and expenses with respect to performing the Work, known and unknown, including the risks specified below. Except as set forth in Section 3.06, Contractor further agrees that the Contract Sum shall not be increased nor shall Contractor’s performance under this Contract be excused in the event of any additional cost or burden associated with any of the following:
     3.05.01 NORM and Asbestos. The Contract Sum and the Work to be performed hereunder shall include the proper disposal of any naturally occurring radioactive material (“NORM”) or asbestos attributable to the Facilities in accordance with all applicable Laws.
     3.05.02 Structural Damage or Other Damage. The Contract Sum and the Work cover all of the Facilities in whatever condition such Facilities may be in now or in the future. Contractor accepts the full risk of any damage to any of the Facilities now or in the future, including any change in condition or location or loss or damage to the Facilities or changes to a Work Site or seabed surrounding the Facilities, whether or not as a result of an event of Force Majeure, an allision, a collision, or any other cause.
     3.05.03 Wellbore Associated Flow or Well Control Issues. Contractor is aware and acknowledges that the Facilities include at least fifty-nine (59) Wells that have not been plugged and abandoned, some of which are known to be leaking.
     3.05.04 Force Majeure. The occurrence of an event of Force Majeure may justify an extension of time for performance, but an event of Force Majeure shall not excuse non-performance of any of Contractor’s obligations.
Section 3.06 Additional Wells.
     In the event that Contractor determines that there are in excess of sixty-one (61) Wells included in the Facilities, each Company shall pay Contractor its Respective Share of Contractor’s actual costs plus ten percent (10%) as compensation for profit and overhead for decommissioning such additional Wells. Contractor shall invoice and deliver to the Certifying Representative, in triplicate, a documented and itemized invoice following the completion of the plugging and abandonment of each such Well and the Certifying Representative shall review, verify and process the invoice, and each Company shall pay its Respective Share of such invoice in accordance with Section 10.04.
Section 3.07 Conditions; “As Is, Where Is”.
     Contractor has had the opportunity to conduct whatever inspections it wishes to conduct, and Contractor accepts the condition, whether known or unknown, of the Facilities, the Existing

Assets, the Transferred Items, the Other Equipment, and the Work Sites, without warranty of any kind from the Companies. For purposes of: (a) its acceptance of the Work; (b) its acceptance of title to the Existing Assets under Section 5.01.01; (c) its acceptance of title to the Facilities upon exercise of a Put Option under Article 18; (d) its acceptance of the Transferred Items under Section 3.03; and (e) all other purposes of this Contract, each PSA, and each Bill of Sale, Contractor and each Company hereby agree as follows:
     COMPANIES HEREBY DISCLAIM, AND CONTRACTOR HEREBY MAKES A FULL WAIVER OF, ANY WARRANTY AS TO REDHIBITION OR THE CONDITION OF THE EXISTING ASSETS OR THE OTHER EQUIPMENT OR THE FACILITIES OR THE TRANSFERRED ITEMS OR ANY PART THEREOF OR A WORK SITE (ENVIRONMENTAL AND OTHERWISE, ON THE EFFECTIVE DATE OR HEREAFTER), THIS CONTRACT, EACH PSA, EACH BILL OF SALE, AND ANY TRANSFER PURSUANT THERETO BEING MADE ON AN “AS IS” “WHERE IS” BASIS. COMPANIES AND CONTRACTOR ACKNOWLEDGE AND AGREE THAT CONTRACTOR HAS HAD FULL, COMPLETE AND UNLIMITED ACCESS TO THE EXISTING ASSETS AND THE OTHER EQUIPMENT AND THE FACILITIES AND THE TRANSFERRED ITEMS AND THE WORK SITES FOR ALL TESTS AND INSPECTIONS WHICH CONTRACTOR, IN ITS SOLE DISCRETION, DEEMED NECESSARY, DESIRABLE OR APPROPRIATE FOR THE PROTECTION OF ITS INTERESTS. CONTRACTOR ACKNOWLEDGES AND AGREES THAT CONTRACTOR ACCEPTS THE EXISTING ASSETS AND THE OTHER EQUIPMENT AND THE FACILITIES AND THE TRANSFERRED ITEMS AND THE WORK SITES “AS IS” “WHERE IS”, AND THAT CONTRACTOR IS RELYING SOLELY ON ITS OWN INSPECTION OF THE EXISTING ASSETS AND THE OTHER EQUIPMENT AND THE FACILITIES AND THE TRANSFERRED ITEMS AND THE WORK SITES AND NOT ON ANY WARRANTIES OR REPRESENTATIONS FROM OR ON BEHALF OF THE COMPANIES AT ANY TIME AS TO THE CONDITION OF THE EXISTING ASSETS OR THE OTHER EQUIPMENT OR THE FACILITIES OR THE TRANSFERRED ITEMS OR THE WORK SITES IN ANY RESPECT, AND THE TERMS OF THIS CONTRACT AND EACH PSA AND EACH BILL OF SALE, INCLUDING THE COMPENSATION PAYABLE TO CONTRACTOR UNDER THIS CONTRACT, EACH PSA, AND EACH BILL OF SALE TAKES INTO CONSIDERATION THE CONDITION OF THE EXISTING ASSETS AND THE OTHER EQUIPMENT AND THE FACILITIES AND THE TRANSFERRED ITEMS AND THE WORK SITES. COMPANIES HEREBY DISCLAIM, AND CONTRACTOR HEREBY WAIVES, ALL WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OF THE EXISTING ASSETS OR THE OTHER EQUIPMENT OR THE FACILITIES OR THE TRANSFERRED ITEMS OR THE WORK SITES INCLUDING ANY REPRESENTATIONS OR WARRANTIES (I) AS TO THE PHYSICAL OR ENVIRONMENTAL CONDITION THEREOF, (II) AS TO THE ABSENCE OF REDHIBITORY OR LATENT DEFECTS OR VICES (WHETHER APPARENT, EASILY DISCOVERABLE OR HIDDEN, KNOWN OR UNKNOWN), (III) AS TO THE FITNESS OF THE EXISTING ASSETS OR THE OTHER EQUIPMENT OR THE FACILITIES OR THE TRANSFERRED ITEMS OR THE WORK SITES FOR ANY ORDINARY OR PARTICULAR PURPOSE, INCLUDING THEIR FITNESS FOR USE IN CONNECTION WITH THE WORK, AND (IV) THEIR SUITABILITY OR CAPACITY FOR ANY PURPOSE, INCLUDING, THEIR SUITABILITY OR CAPACITY IN CONNECTION WITH THE WORK. CONTRACTOR HEREBY RELEASES THE COMPANIES FROM ALL

CLAIMS/LOSSES FOR ALL OF THE FOREGOING, INCLUDING ANY CLAIM/LOSS FOR REDHIBITION OR FOR AN INCREASE IN COMPENSATION PAYABLE TO CONTRACTOR UNDER THIS CONTRACT OR A PSA OR A BILL OF SALE. CONTRACTOR ACKNOWLEDGES THAT THE FOREGOING WAIVERS HAVE BEEN BROUGHT TO CONTRACTOR’S ATTENTION AND EXPLAINED TO CONTRACTOR IN DETAIL AND CONTRACTOR FURTHER AGREES THAT SAID WAIVERS ARE A MATERIAL AND INTEGRAL CONSIDERATION FOR THIS CONTRACT AND EACH PSA AND EACH BILL OF SALE AND HAVE BEEN KNOWINGLY AND VOLUNTARILY AGREED TO AND MADE BY CONTRACTOR.
Article 4.
CONDITIONS PRECEDENT
     The following conditions precedent shall be satisfied before Contractor may perform any Work offshore or any Work that can only be performed by the operator recognized by the MMS for the Wells and Designated Aliquots. When Contractor believes that the conditions precedent have been achieved it shall notify Certifying Representative and shall deliver an invoice, in triplicate, to Certifying Representative under Section 10.02. After determination by the Companies, in their sole discretion, that the following conditions precedent have been achieved, the Certifying Representative shall notify Contractor in writing to that effect and the date of such notice shall be the “Commencement Date”.
Section 4.01 MMS Qualification; Bonds.
     Contractor shall have been qualified with the MMS as an operator and shall have furnished all necessary bonds and parent guaranty as required by the MMS in connection therewith and shall have provided satisfactory evidence to the Companies in order to be designated as operator of the Wells and Designated Aliquots.
Section 4.02 Permits.
     In addition to the Existing Permits, Contractor shall have obtained from each Governmental Agency with jurisdiction over the Facilities, the Work, or a Work Site any permits, approvals, or other documents (including any required Right-of-Use and Easement necessary for operation of the GI 47 C-AUX caisson, Platform ID Number 20051) necessary to perform the Work offshore.
Section 4.03 Designation of Operator; MMS Approvals.
     The Contractor shall have filed the MMS forms delivered to it pursuant to Section 9.01, all forms required for it to be the “Designated Applicant” in accordance with MMS requirements, and evidence of financial responsibility under the Oil Pollution Act. All such filings and such evidence shall have been approved by the MMS and any other applicable Governmental Agency.
Section 4.04 Insurance.
     The Contractor shall have furnished the insurance required by Article 14.

Section 4.05 Escrow Agreement.
     The Escrow Agent, the Companies, and the Contractor shall have executed the Escrow Agreement.
Article 5.
EXISTING ASSETS AND EXISTING PERMITS
Section 5.01 Transfers.
     Upon the Commencement Date, and in consideration of the Work to be performed by Contractor, each Company shall execute a Bill of Sale pursuant to Section 5.01.01 and BP, as current operator, shall execute a Bill of Sale pursuant to Section 5.01.02.
     5.01.01 Existing Assets. Each Company shall transfer its undivided right, title, and interest in the property described on Exhibit “H” hereto (the “Existing Assets”).
     5.01.02 Existing Permits. BP shall transfer the permits from the MMS and other Governmental Agencies described on Exhibit “I” hereto (the “Existing Permits”), to the extent assignable under applicable Law. Such transfer shall take place upon the Commencement Date except as otherwise specified in Exhibit “I”.
Section 5.02 No Warranty of Title.
     Transfer of the Existing Assets and the Existing Permits is made and accepted without any warranty of title whatsoever.
Section 5.03 Delivery.
     No Company shall be required to move the Existing Assets from their current locations, and any costs of transport shall be borne solely by Contractor.
Article 6.
REPRESENTATIONS AND WARRANTIES
     Contractor hereby represents and warrants to Companies as follows:
     Section 6.01 Organization and Good Standing.
     Contractor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has all requisite corporate power and authority to perform the Work and acquire the Existing Assets and the Existing Permits, the Facilities, and the Transferred Items. Contractor is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of the States of Texas and Louisiana.
Section 6.02 Corporate Authority; Authorization of Agreement.
     Contractor has all requisite corporate power and authority to execute and deliver this Contract, to consummate the transactions contemplated by this Contract and to perform all obligations placed on Contractor in this Contract. This Contract, when executed and delivered by Contractor, constitutes the valid and binding obligation of Contractor, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
Section 6.03 No Violations.
     Contractor’s execution and delivery of this Contract and consummation of the transaction contemplated by this Contract will not: (a) conflict with or require consent of any person or entity under any terms, conditions or provisions of Contractor’s certificate of incorporation or bylaws; (b) violate any provision of, or require any consent or approval under any Law applicable to Contractor; or (c) result in creation or imposition of any lien or encumbrance on any of the Facilities or Contractor’s Property (other than pursuant to the Security Agreement).
Section 6.04 Litigation.
     There is no litigation, action or proceeding by a Person pending against Contractor or, to Contractor’s knowledge, threatened against Contractor that would have a material adverse effect on the timely consummation of the transaction contemplated by this Contract.
Section 6.05 Bankruptcy.
     There are no bankruptcy or receivership proceedings pending against, being contemplated by or, to Contractor’s knowledge, threatened against Contractor.
Section 6.06 Qualification.
     Contractor (a) is generally familiar with all phases of the Work to be performed, the character, quality and quantity of materials to be used, the character of decommissioning equipment and facilities needed, both preliminary to and during the prosecution of the Work, the general and local weather and other conditions, and all other matters that may in any way affect the Work or its prosecution under this Contract; (b) the Work is in Contractor’s usual line of business and Contractor is familiar with the risks involved in the Work; and (c) it is capable of performing the Work safely and efficiently in accordance with the provisions of this Contract and the regulations and standards of the MMS and all other applicable Governmental Agencies.
Section 6.07 Laws.
     Contractor and its Subcontractors are familiar with and knowledgeable about all Laws, which are now or may become applicable to the Contract and any Work performed in connection herewith, including those pertaining to immigration, employment, labor, health, safety, security, and environmental protection.
Section 6.08 Gifts, Etc.
     Neither Contractor nor any other Person in the Contractor Group has: (a) given any commissions, payments, gifts of substantial value, kickbacks, lavish or extensive entertainment, or other things of value to any officer, director, employee, agent, or representative of any Company, or any family member thereof, or received same from any vendor, supplier, or contractor in connection with this Contract, or (b) paid any fee, commission, rebate, or anything of value to or for the benefit of any governmental official having jurisdiction over a Work Site. Companies shall have the right to audit Contractor Group to determine compliance with this representation.

Section 6.09 Indemnity.
     Contractor shall Indemnify Companies’ Group from all Claims/Losses arising from the breach by Contractor of any representation or warranty of this Article 6.
Article 7.
REPRESENTATIONS OF EACH COMPANY
     Each Company, with respect to itself only, hereby represents and warrants to Contractor as follows:
Section 7.01 Organization and Good Standing.
     Such Company is a corporation or a limited liability company duly organized, validly existing and in good standing under the Laws of its state of organization, and has all requisite corporate power and authority to enter into this Contract and to perform its obligations hereunder. Such Company is duly licensed or qualified to do business as a foreign corporation or limited liability company and is in good standing under the laws of the States of Texas and Louisiana.
Section 7.02 Corporate Authority; Authorization of Agreement.
     Such Company has all requisite corporate power and authority to execute and deliver this Contract, to consummate the transactions contemplated by this Contract and to perform all obligations placed on such Company in this Contract. This Contract, when executed and delivered by such Company, constitutes the valid and binding obligation of such Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
Section 7.03 No Violations.
     Such Company’s execution and delivery of this Contract and consummation of the transaction contemplated by this Contract will not: (a) conflict with or require consent of any person or entity under any terms, conditions or provisions of such Company’s certificate of incorporation or organization or bylaws or operating agreement, as the case may be; (b) violate any provision of, or require any consent or approval under any Law applicable to such Company; or (c) result in creation or imposition of any lien or encumbrance on any of the Facilities.
Section 7.04 Litigation.
     There is no litigation, action or proceeding by a Person pending against such Company or, to such Company’s knowledge, threatened against such Company, that would have a material adverse effect on the timely consummation of the transaction contemplated by this Contract.
Section 7.05 Bankruptcy.
     There are no bankruptcy or receivership proceedings pending against, being contemplated by or, to such Company’s knowledge, threatened against such Company.

Article 8.
CONTRACTOR’S COVENANTS
     Contractor hereby covenants and agrees with Companies that it shall comply with the following covenants:
Section 8.01 Cooperation.
     Contractor acknowledges that one or more of the Companies is or may in the future be involved in Company Operations at or near a Work Site. Contractor covenants and agrees that it shall take commercially reasonable measures to ensure that its performance of the Work shall not impair, interfere with, or affect any Company Operations or any Company Property. Accordingly, Contractor shall communicate regularly with the Certifying Representative concerning Contractor’s proposed schedule of Work in order to assist Companies in planning operations to minimize impairment of, interference with, or effect upon the Work. Notwithstanding the foregoing, in the event a Company determines that Contractor’s Work impairs, interferes with, or affects such Company’s Operations or any of such Company’s Property, Contractor shall immediately take all steps necessary to remedy such impairment, interference, or effects unless Contractor has provided reasonable notice of its proposed schedule of Work, has no other available Work Sites, and would incur standby charges if it were to take such steps.
Section 8.02 Permit Requests and Modifications.
     In recognition of ongoing Company Operations on Company Property near the Work Sites, Contractor covenants and agrees that it will not apply for any permit to reef or reef in place without giving each Company thirty (30) Days prior written notice. If any Company indicates that Work pursuant to such permit would impair, interfere with, or affect such Company’s Operations, Contractor shall select an alternate reef site that eliminates such impairment, interference, or effect to the satisfaction of the affected Company.
Section 8.03 Subsequent MMS Filings.
     Promptly upon receipt from the Companies of MMS forms with respect to the GI F-1 Well and the Designated Aliquot containing Platform GI 40 F and in any event prior to conducting any Work on such Well or Designated Aliquot, Contractor shall file such forms, all forms required for it to be the “Designated Applicant” in accordance with MMS requirements, and evidence of financial responsibility under the Oil Pollution Act. All such filings and such evidence shall have been approved by the MMS and any other applicable Governmental Agency prior to Contractor conducting any Work thereon.
Section 8.04 Performance.
     Contractor covenants and agrees that it shall safely and efficiently prosecute the Work with due diligence and care in a good and workmanlike manner with qualified, careful and efficient workers, and first class goods and equipment in strict compliance and accordance with (a) generally accepted standards of decommissioning practice for the Work covered under this Contract; (b) the provisions of this Contract; and (c) all applicable regulations and standards of the MMS and all other Governmental Agencies.

     Contractor covenants and agrees that the Work shall be completed properly, free from liens and defects, and shall meet all requirements of this Contract and that Contractor, in conducting the Work, shall not employ any Person whose employment would violate applicable labor Laws.
     Contractor shall supply individuals who are authorized under the laws of the United States to perform the Work on the Outer Continental Shelf. Any individual who lacks such authorization shall not be allowed to take part in the portion of the Work that occurs on the Outer Continental Shelf.
Section 8.05 Anti-Bribery, Etc.
     8.05.01 Contractor shall not pay any fee, commission, rebate, or other value to or for the benefit of any governmental official having jurisdiction over the Work or a Work Site, if such payment would be inconsistent with or penalized by applicable Laws.
     8.05.02 Contractor shall comply with all applicable Laws, rules, regulations, decrees, and/or official governmental orders of the United States relating to anti-bribery and anti-money laundering.
     8.05.03 No Person in Contractor Group shall make, offer, or promise to make, any payment or other transfer of anything of value, including the provision of any service, gift or entertainment, directly or indirectly to: (a) any government official (including directors, officers, and employees of government-owned and government-controlled companies and public international organizations); (b) any director, officer, or employee of a Person of the Companies’ Group; (c) any political party, official of a political party, or candidate for public office; (d) an agent or intermediary for payment to any of the foregoing; or (e) any other Person for the purpose of obtaining or influencing the award of or carrying out this Contract, if, and to the extent that to do so is or would be in violation of or inconsistent with the anti-bribery or anti-money laundering laws of any relevant jurisdiction, including the U.S. Foreign Corrupt Practices Act and successor legislation and the applicable country legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
     For the purposes of this Section 8.05 the term “government official” shall mean any director, officer or employee of any government or any department, agency or instrumentality thereof, and/or of any enterprise in which a government owns an interest, and/or of any public international organization. This term also includes any Person acting in any official, administrative or judicial capacity for or on behalf of any such government or department, agency, instrumentality, company, or public international organization.
     8.05.04 Contractor and its Affiliates have and shall apply effective disclosure controls and procedures; have and shall maintain books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions undertaken and the disposition of assets; and have and shall maintain an internal accounting controls system that is sufficient to ensure the proper authorization, recording and reporting of all transactions and to provide reasonable assurance that violations of the anticorruption laws of the applicable jurisdictions will be prevented, detected and deterred.

     8.05.05 In the event that a Company has any basis for a good faith belief that Contractor may not be in compliance with the undertakings and/or requirements set forth in this Section 8.05 such Company shall advise Contractor in writing of its good faith belief and Contractor shall cooperate fully with any and all inquiries undertaken by or on behalf of such Company in connection therewith, including the provision by Contractor of personnel and supporting documents and affidavits if reasonably deemed necessary by such Company.
Section 8.06 Records.
     Contractor covenants and agrees that it shall maintain and it shall cause its Subcontractors to maintain the Records for not less than seven (7) years after completion of the Work; provided, however, if any Company or any Person makes a timely written claim which relates to the Work performed pursuant to this Contract within such seven (7) year period, then Contractor shall retain any Records that are relevant to the claim until final resolution of such claim. In addition, in the event that Contractor elects to destroy any of such Records after the termination of such period, Contractor shall notify Companies and Companies, at their option, may require that all such Records instead be delivered to them or as they direct.
Section 8.07 Payment of Bills.
     Contractor covenants and agrees that it shall promptly pay all bills for labor and materials performed and furnished by Contractor and all parties claiming by, through or under Contractor in connection with the performance of the Work.
Section 8.08 Taxes, Liens, and Charges.
     Contractor covenants and agrees to pay all Taxes, licenses and fees levied or assessed against Contractor in connection with, or incident to, Contractor’s performance of this Contract. Contractor shall pay its Subcontractors and discharge all valid Taxes, liens, claims, charges, or other impositions imposed and to be imposed by applicable Laws on Contractor Connected With the Work performed hereunder.
Section 8.09 Qualification.
     Contractor shall maintain its qualification with the MMS and all other Governmental Agencies necessary to perform the Work and to fulfill its other obligations under this Contract.
Section 8.10 IP Rights.
     Contractor shall not breach or infringe any copyrights, patents, trade secrets, and other intellectual property rights (“IP Rights”) of any Person in performance of the Work and related to equipment, materials, services, computer software, processes or business methods supplied or employed by Contractor in performing the Work. If Contractor requires any license or similar right under a Person’s IP Rights, or the performance of the Work requires the payment of any royalty or similar fee, such fee shall be paid by Contractor as a part of its Work and shall not increase the Contract Sum.
Section 8.11 Monitoring; Future Response.
     From and after the Commencement Date, Contractor shall monitor, in accordance with all applicable Laws, the Work and the Facilities. Following Completion of Work Contractor shall remain liable for all pollution, spill response, further requirements of Governmental Agencies, and damages to or caused by the Facilities and the Work, all at its sole cost, risk, and expense.
Section 8.12 Navigation.
     From and after the Commencement Date, Contractor shall be responsible for providing and maintaining all navigational aids on or in connection with the Facilities, including lights, buoys, and any other required navigational aids required under applicable Law or regulations of any Governmental Agency.
Section 8.13 Conditions Precedent.
     Contractor shall work diligently to satisfy all conditions precedent of Article 4 prior to January 2, 2008 or as soon thereafter as possible.
Section 8.14 Release.
     Prior to performing any Work that is subject to an Existing Permit, Contractor shall use commercially reasonable efforts to obtain a release from the MMS or other Governmental Agency of any obligations or liabilities of any Company arising from acts or occurrences after the Effective Date. In any event, as between Contractor and Companies, Contractor shall be solely responsible for payment and performance of all obligations arising under the Existing Permits on and after the Effective Date.
Section 8.15 Re-Designation of Operator.
     Following achievement of the last Milestone Event in connection with the Facilities contained within a Designated Aliquot, Contractor shall cooperate with Companies in the designation of GOM as operator and “Designated Applicant” of such Designated Aliquot.
Section 8.16 Response to Requests for Information.
     Contractor shall respond promptly to requests from the Certifying Representative regarding progress of the Work, schedules of the Work, anticipated dates for completion of Milestone Events and anticipated dates and amounts of Milestone Payments and other matters reasonably related to performance of the Work and shall furnish the Certifying Representative copies of any other documents or instruments as the Certifying Representative may reasonably request in connection therewith.
Section 8.17 Escrow Agreement.
     Contractor shall negotiate with Companies in good faith in order to agree upon an Escrow Agreement acceptable to Contractor, Companies, and Escrow Agent.
Section 8.18 Indemnity.
     Contractor shall Indemnify Companies’ Group from all Claims/Losses arising from the breach by Contractor of any covenant or agreement of this Article 8.

Article 9.
COVENANTS OF EACH COMPANY
     Each Company severally, and not jointly, hereby covenants and agrees with Contractor that it shall comply with the following covenants:
Section 9.01 MMS Forms.
     As soon as reasonably practical after the Effective Date, each Company shall execute and deliver to Contractor MMS Form 1123 for Contractor to be designated operator of the Wells and the Designated Aliquots other than the GI 40 F-1 Well and the Designated Aliquot containing Platform GI 40 F. As soon as reasonably practical after BP, as current operator, completes decommissioning work in connection with Platform GI 40 I, each Company shall execute and deliver to Contractor MMS Form 1123 for Contractor to be designated operator of the GI 40 F-1 Well and the Designated Aliquot containing Platform GI 40 F.
     As soon as reasonably practical after the Effective Date, each Company shall execute and deliver to Contractor MMS Form 1017 and BP shall execute and deliver to Contractor MMS Form 1022, for Contractor to be “Designated Applicant” for the Designated Aliquots other than the Designated Aliquot containing Platform GI 40 F. As soon as reasonably practical after BP, as current operator, completes decommissioning work in connection with Platform GI 40 I, each Company shall execute and deliver to Contractor MMS Form 1017 and BP shall execute and deliver to Contractor MMS Form 1022 for Contractor to be “Designated Applicant” for the Designated Aliquot containing Platform GI 40 F.
Section 9.02 Cooperation.
     Each Company shall cause the Certifying Representative to communicate regularly with Contractor (or, in the case of confidentiality concerns, a Company shall communicate directly with the Contractor) concerning proposed Company Operations, and each Company shall exercise commercially reasonable efforts to plan Company Operations to minimize impairment of, interference with, or effect upon the Work. Notwithstanding the foregoing, in the event a Company determines that Contractor’s Work impairs, interferes with, or affects such Company’s Operations or any of such Company’s Property, such Company shall not be required to accept such impairment, interference, or effect and shall be entitled to enforce Contractor’s covenant under Section 8.01.
Section 9.03 Additional Documentation.
     As soon as commercially reasonable after the Commencement Date, BP shall deliver copies of well files, platform diagrams, engineering files, photographs, sonar images, and other information with respect to the Facilities that are reasonably necessary to the performance of the Work by Contractor; provided, however, that BP shall not be obligated to deliver any of (a) BP’s general corporate books, records and files, even if containing references to the Facilities, (b) books, records, and files that are not transferable or cannot be disclosed under the terms of any third-party agreement or any Law, (c) information entitled to legal privilege, including attorney work product and attorney-client communications and information relating to litigation and claims, (d) interpretative data, cores, geological and geophysical data, reserve data, seismic, and economic projections, (e) personnel information, (f) income tax information, or (g) proposals received from Contractor or other Persons and records of negotiations with and economic analyses associated therewith.
Section 9.04 Release.
     BP shall use commercially reasonable efforts to cooperate with Contractor in the performance of Contractor’s obligations under Section 8.14.
Section 9.05 Escrow Agreement.
     Companies shall negotiate with Contractor in good faith in order to agree upon an Escrow Agreement acceptable to Contractor, Companies, and Escrow Agent.
Section 9.06 Other Equipment.
     BP shall use commercially reasonable efforts to make the Other Equipment available to Contractor during the performance of the Work.
Section 9.07 Certifying Representative.
     Companies shall cause a Certifying Representative to be appointed and shall allow the Certifying Representative to act on behalf of the Companies as provided in this Contract.
Article 10.
CONTRACT SUM; MILESTONES; PAYMENT PROCEDURES
Section 10.01 Total Compensation.
     As consideration for the full and complete performance of the Work, each Company shall pay to Contractor its Respective Share of SEVEN HUNDRED AND FIFTY MILLION AND NO/100 DOLLARS ($750,000,000.00) (the “Contract Sum”), payable in installments as set forth below, and subject to all of the terms and conditions of this Contract. Except as set forth in Section 3.06, the Contract Sum covers and includes all the compensation, payment, and remuneration that the Companies are obligated to pay Contractor for its Work under this Contract and the PSAs.
Section 10.02 Initial Payment.
     Subject to all of the terms and conditions of this Contract, within fifteen (15) Days following the Commencement Date, each Company shall pay to Escrow Agent for deposit into the Escrow Account its Respective Share of SEVENTY MILLION AND NO/100 DOLLARS ($70,000,000.00).
Section 10.03 Mobilization Payment.
     Contractor shall provide written notice to Certifying Representative that the first intervention vessel capable of performing the Work has arrived at the first Work Site and that Contractor has performed Work for fourteen (14) Days at such Work Site. Subject to all of the terms and conditions of this Contract, within fifteen (15) Days following verification by the Certifying Representative of such events, each Company shall pay to Escrow Agent for deposit into the Escrow Account its Respective Share of THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00).

Section 10.04 Milestone Payments; Procedures.
     10.04.01 During the course of the performance of the Work, subject to all of the terms and conditions of this Contract and approval of the Certifying Representative, each Company shall pay to Contractor its Respective Share of the Milestone Payment applicable to each Milestone Event achieved by Contractor since the last payment date, computed in accordance with Exhibit “J” hereto.
     10.04.02 Contractor shall deliver to the Certifying Representative, at the address set forth below (or such other Person or address as may be specified in writing by the Companies or the existing Certifying Representative to Contractor), in triplicate, a documented and itemized invoice for each individual Milestone Event, together with all inspections, reports, third-party reports, approvals of Governmental Agencies, Site Clearance Verifications, and releases of liens and encumbrances as specified in Exhibit “C”:
     Richard D. Lynch
     BP America Production Company
     550 WestLake Park Boulevard
     Houston, Texas 77079
     Telephone: 281-366-3566
     Fax: 281-366-7981
     10.04.03 The Certifying Representative shall review and verify each invoice and all supporting documents submitted in connection therewith and it or its designee shall conduct any inspections it deems necessary in connection with review and verification of achievement of the Milestone Event as promptly as practicable following receipt thereof (but in any event within fifteen (15) Business Days following receipt thereof), and on or before the first Business Day following the end of such period, the Certifying Representative shall notify Contractor in writing of: (a) its concurrence that the Milestone Event has been achieved and the invoice has been approved for payment or (b) its dispute as to the adequacy of the supporting documents or Contractor’s achievement of such Milestone Event, including a reasonably detailed description thereof. Within thirty (30) Days after notification by the Certifying Representative of concurrence, each Company, subject to all terms and conditions of this Contract, shall pay to Contractor its Respective Share of such invoice. In the event of any such dispute, the Certifying Representative, the Companies, and Contractor shall meet promptly and shall cooperate in good faith to attempt to resolve such dispute within fifteen (15) Business Days following receipt by Contractor of the Certifying Representative’s notice of such dispute. If the dispute is resolved, the Certifying Representative shall so notify the Companies and, subject to all terms and conditions of this Contract, within thirty (30) Days thereafter, each Company shall pay to Contractor its Respective Share of such invoice.
Section 10.05 Final Payment; Procedure.
     10.05.01 As a condition to the Final Payment, Contractor shall deliver to the Certifying Representative, in triplicate, a notice that it believes that it has achieved all of the Milestone Events and that there is no pollution emanating from the Facilities and no unresolved objection by the MMS or any Governmental Agency to Contractor’s performance or completion of the Work, together with a documented and itemized invoice for the Final Payment of ONE HUNDRED MILLION AND NO/100 DOLLARS ($100,000,000.00).

     10.05.02 The Certifying Representative shall review and verify such final invoice and all supporting documents submitted in connection therewith and it or its designee shall conduct any inspections it deems necessary in connection with review and verification of achievement of all of the Milestone Events and verification that there is no pollution emanating from the Facilities and that there is no unresolved objection from the MMS or any Governmental Agency to Contractor’s performance or completion of the Work as promptly as practicable following receipt thereof (but in any event within fifteen (15) Business Days following receipt thereof), and on or before the first Business Day following the end of such period, the Certifying Representative shall notify Contractor in writing of: (a) the approval of the invoice for payment or (b) its dispute as to the adequacy of the supporting documents or Contractor’s achievement of all of the Milestone Events or verification that there is no pollution emanating from the Facilities and that there is no unresolved objection from the MMS or any Governmental Agency to Contractor’s performance or completion of the Work (other than monitoring, repairs, and other obligations that may arise in the future), including a reasonably detailed description thereof. Within thirty (30) Days after notification by the Certifying Representative of its approval of the invoice, each Company, subject to all terms and conditions of this Contract, shall pay to Contractor its Respective Share of such invoice. In the event of any such dispute, the Certifying Representative, the Companies, and Contractor shall meet promptly and shall cooperate in good faith to attempt to resolve such dispute within fifteen (15) Business Days following receipt by Contractor of the Certifying Representative’s notice of such dispute. If the dispute is resolved, the Certifying Representative shall so notify the Companies and, subject to all terms and conditions of this Contract, within thirty (30) Days thereafter, each Company shall pay to Contractor its Respective Share of such invoice.
Section 10.06 Late Payment
     The amount of any payment required to be made by a Company to Contractor pursuant to this Article 10 that is not paid within the time periods specified herein, other than an amount that is not paid because it is being disputed as set forth in Section 10.04 or Section 10.05, shall bear simple interest at the LIBOR Rate or the highest lawful interest rate authorized by law, whichever is lower, from the date that such payment is required to be made hereunder until such amount is actually paid by such Company.
Section 10.07 Escrow Account
     Payments made to the Escrow Agent under Section 10.02 and Section 10.03 shall be available to be drawn by Contractor from the Escrow Account from time to time upon compliance with the procedures of the Escrow Agreement only for the purposes of engineering, acquisitions of materials, and other costs and expenses directly required for the performance of the Work or to satisfy the Assumed Obligations as defined in the PSAs.
Section 10.08 Method of Payments
     Payments of Milestone Payments and the Final Payment shall be made by the Companies to Contractor by wire transfer to the following account:

     JPMorgan Chase Bank
     New York, NY
     Swift Code: CHASUS33
     ABA No. 021000021
     Credit to Wild Well Control, Inc.
     Acct No.1590885032
Section 10.09 No Release
     Neither the Certifying Representative’s concurrence that Contractor has achieved a Milestone Event or has completed the Work (other than monitoring, repairs, and other obligations that may arise in the future), nor payment by a Company of any invoice therefor or any portion thereof shall in any way relieve Contractor of its responsibility for the full, complete and satisfactory performance of the Work.
Article 11.
CONFIDENTIALITY
Section 11.01 Confidential Information.
     Subject to Section 11.04, Contractor agrees that this Contract and any technical or business information that is disclosed to Contractor or its Subcontractors in connection with any Work hereunder by any Person of Companies’ Group, either orally or in writing (hereinafter collectively, “Confidential Information”) is to be treated as confidential and proprietary. Contractor agrees that Confidential Information shall be maintained in strict confidence and shall not be used or disclosed to any Person (other than the Parties) other than in performing the Work. The requirement to maintain information in strict confidence, however, shall not apply to Confidential Information that: (a) is or becomes generally available to the public through no wrongful act of Contractor; (b) was in the possession of Contractor prior to the time it was acquired hereunder and was not acquired, directly or indirectly, from a Company or its Affiliates or from others under an obligation of confidentiality; (c) is independently made available as a matter of right to Contractor by a Third Party without obligations of confidentiality, provided that such Third Party did not acquire such information directly or indirectly from a Person of Companies’ Group; or (d) is required by applicable Laws to be divulged; provided that Contractor shall notify Companies prior to any disclosure, and shall assist Companies in minimizing the extent of disclosure. The Parties agree that the Confidentiality Agreement dated as of July 31, 2007 binding upon the Parties is hereby terminated.
Section 11.02 Digital Information.
     Contractor acknowledges and agrees that each Company, in its sole discretion, may deliver and/or store Confidential Information in digital form on the Internet, extranets and/or through public networks and service providers. Such digital information will be stored on internal or external computers and accessed from public telecommunications networks, and will be accessible by a controlled group of Persons (the “Controlled Group”). Contractor agrees that the delivery and storage of such Confidential Information in this manner shall not be deemed as making the information generally available to the public, even if such Confidential Information is accessed by Persons who are not within the Controlled Group.

Section 11.03 Third Party Disclosure.
     Contractor agrees to limit access to Confidential Information to its employees, agents, representatives, and Subcontractors who reasonably require such access for purposes of this Contract. Contractor agrees to use its best efforts in requiring that its employees, agents, representatives, and Subcontractors maintain Confidential Information in strict confidence. Contractor shall not make nor permit the making of any copies, abstracts, derivatives, or summaries of any Confidential Information, except in the performance of the Work. Upon completion of the Work or at a Company’s request, Contractor shall return such Company’s Confidential Information (including, but not limited to, all copies, abstracts, derivatives, and summaries).
Section 11.04 Public Announcements; Public Disclosures.
     No press release or other public announcement or public disclosure having or containing any reference, either directly or by implication, to this Contract or the transactions herein contemplated, or to a PSA or to a Company or any other Persons of Companies’ Group, will be made or used by Contractor or on its behalf, unless the same has been approved in writing by an authorized officer of each Company. This prohibition specifically includes any public release (either through print or broadcast news media) any articles prepared for internal or external publication, technical papers, and discussions with journalists or other Persons. In the case of any filings required by Laws to be made with the Securities and Exchange Commission or any other Governmental Agency by Guarantor, Contractor shall advise Companies of the announcement or disclosure Guarantor intends to make, and shall allow the Companies to comment and suggest changes prior to making such announcement or disclosure. Notwithstanding the foregoing, Guarantor shall be entitled to respond to questions from stockholders, respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice without prior consultation with the Companies to the extent such consultation is not reasonably practicable. No response or statement shall be disparaging of any Company.
Article 12.
INDEPENDENT CONTRACTOR AND LOUISIANA STATUTORY EMPLOYEE
Section 12.01 Independent Contractor.
     In the performance of the Work, Contractor is an independent contractor, shall control the performance of the details of the Work, and shall be responsible for the results as well as responsible for ensuring that the performance of the Work is conducted in a manner consistent with appropriate safety, health, and environmental considerations.
Section 12.02 No Direction or Control.
     The presence of and the observation and inspection by Companies’ representative(s) or Certifying Representative at a Work Site will not relieve Contractor from Contractor’s obligations and responsibilities under this Contract. Neither Contractor, nor Contractor’s employees, agents, representatives, or Subcontractors, shall have authority to commit any Company or any Person of Companies’ Group to any binding legal obligation nor shall any of them be deemed for any purpose to be agents, servants, or representatives of Companies’ Group in the performance of the Work. No Company shall have direction or control of the Persons of

Contractor Group in the performance of the Work and Companies are interested only in the results obtained. Nothing contained in this Contract will be construed to be inconsistent with such independent contractor relationship.
Section 12.03 Statutory Employer.
     In all cases where Contractor’s Employees (which for purposes of this Section 12.03 and only as between Contractor and Companies’ Group, are defined to include Contractor’s and its Subcontractors’ direct, borrowed, special, or statutory employees) are performing work in or offshore the State of Louisiana or are otherwise covered by the Louisiana Workers’ Compensation Act, La. R.S. 23:1021 et seq., each Company and Contractor agree that the Work performed by Contractor and Contractor’s Employees pursuant to this Contract is an integral part of and are essential to the ability of such Company to generate such Company’s goods, products, and services for the purpose of La. R.S. 23:1061(A)(1). Furthermore, each Company and Contractor agree that each Company is the statutory employer of Contractor’s Employees for purposes of La. R.S. 23:1061(A)(3) and that each Company shall be entitled to the protections afforded a statutory employer under the laws of the State of Louisiana. Irrespective of a Company’s status as the actual or alleged statutory or special employer (as defined in La. R.S. 23:1031(C)) of any of Contractor’s Employees, Contractor, as between Contractor and Companies’ Group, shall remain primarily responsible for the payment of all workers’ compensation and medical benefits to Contractor’s Employees, and shall not be entitled to seek contribution for any such payments from any Company or any other Person of Companies’ Group, and Contractor further agrees that it will Indemnify Companies’ Group from and against any such payments and that Contractor will Indemnify Companies’ Group from and against any and all Claims/Losses relating to or asserted by Contractor’s Employees even if any such Contractor’s Employee is also held to be an employee (whether a statutory, special or borrowed employee, or otherwise) of any Company or any other Person of Companies’ Group and, as set forth in Article 13 regardless of any Negligence/Fault of Companies’ Group.
Article 13.
INDEMNITY
Section 13.01 Special Definitions:
     Except as provided below, when used in this Article or elsewhere in this Contract, all terms shall have the meanings set forth in Article 2 (Definitions), with specific reference to the definitions of Affiliate, Claims/Losses, Companies’ Group, Contractor Group, Facilities, Contractor’s Property, Party, Person, and Work.
     13.01.01 “Indemnify” or “Indemnification” shall be deemed to include and stand for the following phrase: “release, protect, Defend, indemnify and hold harmless.”
     13.01.02 “Indemnitor” shall refer to the Party against whom indemnity (or release) is sought under this Contract.
     13.01.03 “Indemnitee” shall refer to the Person seeking indemnity (or release) under this Contract.
     13.01.04 “Connected With” shall be deemed to include and stand for “directly or indirectly arising out of, resulting from, or in any way connected with or related to, at any time

(whether prior to or after the Effective Date) unless expressly provided otherwise,” and shall cover all Claims/Losses in any way Connected With, as applicable, this Contract, the Work, the Reefed Items, the Existing Assets, the Other Equipment, the Transferred Items, or the Facilities, and including any Claims/Losses associated with any presence on any premises, including any Claims/Losses associated with any ingress, egress, loading, or unloading, and transportation to and from any Work Site or in connection with the Work.
     13.01.05 “Defend” or “Defense” shall include the obligation to pay reasonable attorneys’ fees, court costs, expert fees, and other reasonable costs incurred by the Indemnitor or the Indemnitee as a result of defending against a Claim/Loss as required by this Contract, or, at the election and cost of the obligor, the obligation to select and engage competent attorneys and experts to defend against a Claim/Loss as required by this Contract.
     13.01.06 “Excluded Claims/Losses” shall mean all claims and losses of all kinds and descriptions including liabilities, liens, privileges, and other encumbrances, causes of action (including actions in rem or in personam, at law or in equity), obligations, judgments, interest, costs, expenses, and awards whether created by law, contract, tort, arbitration, voluntary settlement (to the extent authorized by the Indemnitor), or otherwise, and including, except as otherwise expressly provided, claims based on contractual indemnity, claims for punitive, exemplary, consequential or indirect damages and/or losses for the above regardless of how such claims and/or losses may be characterized whenever asserted:
     (a) for or with respect to bodily injury or death that occurred prior to the Effective Date; or
     (b) for or with respect to loss or damage to property of any Person that occurred prior to the Effective Date (except for Claims/Losses that have not been asserted against Companies prior to the Effective Date for loss or damage to property resulting from pollution from the Facilities); or
     (c) for any tax or royalty obligations attributable to or payable with respect to periods ending on or prior to the Effective Date; or
     (d) for reimbursement of expenses in any way Connected With the control of pollution paid by, agreed to by, or authorized by Companies prior to the Effective Date; or
     (e) for fines or penalties Connected With the Facilities to the extent and only to the extent, such fine or penalty was assessed against Companies prior to the Effective Date; or
     (f) arising prior to the Effective Date and in any way Connected With the ownership or operation of Facilities or the Existing Assets, the Other Equipment, other than any Claims/Losses Connected With: (i) the performance of the Work; (ii) the condition of the Facilities or any pollution therefrom (regardless when or how such condition or pollution occurred, whether before or after the Effective Date, even if caused by the Negligence/Fault of any Person of Companies’ Group); or (iii) any of Contractor’s other express obligations under this Contract.
In addition to the foregoing, until Companies have completed their decommissioning work on Platform GI 40 I, the term “Excluded Claims/Losses” shall include any liability arising out of Companies’ work in connection with such Platform GI 40 I.

     13.01.07 “Negligence/Fault” shall, except to the extent expressly otherwise provided, include negligence (including sole, concurrent, or gross negligence), willful misconduct, strict liability, other premises liability, unseaworthiness, unairworthiness, liability for defective equipment, and breach of statutory duty, whether or not resulting from preexisting conditions, whether or not such Negligence/Fault is sole, concurrent, joint, comparative, active, or passive.
     13.01.08 The phrase “even if caused by the Negligence/Fault” shall mean that the Parties intend for the indemnity and other obligations to apply whether or not the Claims/Losses are contributed to by, occasioned by, or are the result of the Negligence/Fault of the Indemnitee or any other Person, and that the Parties intend for the indemnity and other obligations to apply:
(i)	without regard to any conflicting rules of liability under any applicable Laws,

(ii)	without regard to any successful limitation or exoneration of liability proceeding filed by or on behalf of the indemnifying Party pursuant to the laws of any state or country or the provisions of any international convention, and

(iii)	without regard to whether the Claims/Losses in question are sought directly or indirectly by way of recovery, tort or contractual indemnification, or contribution by a Person against the Indemnitee.
Section 13.02 Contractor’s General Indemnity Obligations.
     Except for the Excluded Claims/Losses, Contractor shall, subject to Section 3.02, Indemnify Companies’ Group from and against all Claims/Losses Connected With this Contract, the Work, the Reefed Items, the Existing Assets, the Other Equipment, the Transferred Items, or the Facilities, including bodily injury, personal injury, illness, death, or loss or damage to property (including removal of wreck and debris of any such property (including any vessel, Facilities, or other property), whether necessitated by Laws or any Governmental Agency or interference with Companies’ Group present or future operations, or Companies’ Group leasehold obligations), all risks of leaks, pollution, blowout, well control issues, and any other Claims/Losses, whether sustained by Contractor Group, Companies’ Group, or Third Parties even if caused by the Negligence/Fault of Companies’ Group or any other Person.
Section 13.03 Pollution.
     Except for the Excluded Claims/Losses, Contractor shall, subject to Section 3.02, assume responsibility for, and shall Indemnify Companies’ Group from and against, all Claims/Losses Connected With this Contract, the Work, the Reefed Items, the Existing Assets, the Other Equipment, the Transferred Items, or the Facilities for any pollution or contamination, including cleanup, control, removal, restoration, and remediation, even if caused by the Negligence/Fault of Companies’ Group or any other Person.
Section 13.04 Fines and Penalties.
     Contractor agrees to assume responsibility for and to Indemnify Companies’ Group from and against any fines or penalties assessed by the MMS or any other Governmental Agency Connected With this Contract, the Work, the Reefed Items, the Existing Assets, the Other Equipment, the Transferred Items, or the Facilities even if caused by the Negligence/Fault of Companies’ Group or any other Person, except to the extent, and only to the extent, such fine or penalty was assessed prior to the Effective Date.

Section 13.05 Limitation on Damages.
     Contractor waives any Claims/Losses against Companies’ Group for punitive, exemplary, consequential or indirect damages Connected With this Contract, the Work, the Reefed Items, the Existing Assets, the Other Equipment, the Transferred Items, or the Facilities, including loss of profits or loss of use. The waiver afforded by this provision shall be applicable even if such Claims/Losses are caused by the Negligence/Fault of Companies’ Group or any other Person benefiting from the waiver. To the extent permitted by Laws, any statutory remedies that are inconsistent with this provision of the Contract are waived.
     Companies waive any Claims/Losses against Contractor Group for punitive, exemplary, consequential or indirect damages Connected With the Reefed Items, the Existing Assets, the Other Equipment, the Transferred Items, or the Facilities, including loss of profits or loss of use. In addition, Companies waive any Claims/Losses against Contractor Group for punitive, exemplary, consequential or indirect damages arising from damage to property of Companies or delays in redevelopment production within the boundaries of a Designated Aliquot plus one thousand (1,000) feet and Connected With the Work in such Designated Aliquot, including loss of profits or loss of use, but only to the extent such Claims/Losses are not covered by Contractor’s insurance. The waiver afforded by this provision shall be applicable even if such Claims/Losses are caused by the Negligence/Fault of Contractor Group or any other Person benefiting from the waiver. To the extent permitted by Laws, any statutory remedies that are inconsistent with this provision of the Contract are waived.
Section 13.06 Notice and Defense.
     13.06.01 In the event a claim is made in writing against a Company for which Indemnity is owed by Contractor, such Company shall promptly give to Contractor notice in writing of (a) such claim, or (b) proceedings commenced for which Indemnification is claimed. Such notice shall state with as much detail as is reasonably practicable the facts and circumstances giving rise to the Claim/Loss against the Indemnitee. Notwithstanding the foregoing, if Contractor is obligated to Indemnify a Company (or any other Person pursuant to this Contract), lack of prompt notice shall not be a defense except to the extent prejudice has resulted from such lack of prompt notice.
     13.06.02 The Indemnitor shall confer with the Indemnitee concerning the Defense of any such Claim/Loss proceedings but, subject to the provisions of this Article 13 and any other applicable provisions of this Contract, if the Indemnitor has assumed the full Defense of the Claim/Loss without qualification, the Indemnitor or its insurer shall retain control of the conduct of such Defense, including but not limited to the selection and management of counsel. If the Indemnitor has assumed the full Defense of the Claim/Loss without qualification, any Indemnitee may, upon written notice to the Indemnitor and at the Indemnitee’s sole cost and expense, select its own counsel to participate in and be present for the defense of any such Claim/Loss proceeding, provided such counsel shall not take any action in the course of such Claim/Loss proceeding to prejudice the Indemnitor’s Defense of such Claim/Loss proceeding.
Section 13.07 Insurance.
     Contractor agrees to support its indemnity obligations in this Article 13 with insurance or qualified self-insurance obtained for the benefit of the Companies and the Companies’ Group as Indemnitees with minimum limits not less than FIFTY MILLION UNITED STATES

DOLLARS (US$50,000,000.00), or the maximum allowed by applicable Laws, whichever is less. Except as otherwise mandated by applicable Laws, all indemnity obligations of Contractor as set out in this Article 13, shall be without monetary limit. Moreover, the indemnity obligations of Contractor as set out in this Article 13 are independent of any insurance requirements set out in Article 14 below, and such indemnity obligations shall not be limited by any insurance requirements and shall not be lessened or extinguished by reason of Contractor’s failure to obtain the required insurance coverage or by any defenses asserted by Contractor’s insurers.
Article 14.
INSURANCE
     Contractor shall procure or cause to be procured on or before the Commencement Date and shall maintain in effect with respect to and for the duration of this Contract the insurance policies described below, at its sole cost and expense.
Section 14.01 Commercial General Liability Insurance.
     Contractor shall maintain commercial general liability (“CGL”) insurance and, if necessary, commercial excess/umbrella insurance, for both onshore and offshore operations, with a combined minimum limit of not less than FIVE MILLION UNITED STATES DOLLARS (US$5,000,000.00) each occurrence. If such primary or excess CGL insurance contains a general aggregate limit, it shall apply separately to this Contract.
     14.01.01 CGL insurance (primary and excess) shall be written on ISO occurrence form CG 00 01 07 98 (or a substitute form providing coverage at least as broad) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, and explosion, collapse, and underground hazards, and blanket broad form contractual liability coverage.
     14.01.02 The status of Companies’ Group as an insured under Contractor’s CGL policies shall not restrict coverage under such CGL with respect to the escape or release of pollutants at a Work Site.
     14.01.03 Whether by endorsement or otherwise to the CGL policy, or by separate policy, coverage shall be provided for liability arising from pollution, explosion, collapse, underground hazards, or employment-related practices.
     14.01.04 Any exclusion for non-owned watercraft shall be deleted as respects liability coverage and contractual liability coverage.
Section 14.02 Business Auto Liability Insurance.
     Contractor shall maintain business auto liability and, if necessary, commercial umbrella liability insurance, with a minimum limit of not less than ONE MILLION UNITED STATES DOLLARS (US$1,000,000.00) each accident.
     14.02.01 Such insurance shall cover liability arising out of any auto (including owned, hired, and non-owned autos).
     14.02.02 Business auto coverage shall be written on ISO form CA 00 01, CA 00 05, CA 00 12, CA 00 20, or a substitute form providing equivalent liability coverage. If necessary,

the policy shall be endorsed to provide contractual liability coverage equivalent to that provided in the 1990 and later editions of CA 00 01.
     14.02.03 Pollution liability coverage equivalent to that provided under the ISO pollution liability-broadened coverage for covered autos endorsement (CA 99 48) shall be provided, and the Motor Carrier Act endorsement (MCS 90) shall be attached.
Section 14.03 Workers Compensation and Employers Liability Insurance.
     Contractor shall maintain employers’ liability insurance as well as workers compensation insurance that complies with the legal requirements of each state or other jurisdiction in which the Work is to be performed.
     14.03.01 The employers liability minimum limits shall not be less than ONE MILLION UNITED STATES DOLLARS (US$1,000,000.00) each accident.
     14.03.02 The U.S. Longshore and Harbor Workers Compensation Act endorsement shall be attached to the policy.
     14.03.03 The Outer Continental Shelf Lands Act endorsement (WC 00 01 09 A) shall be attached to the policy.
     14.03.04 The Maritime Coverage endorsement (WC 00 02 01) shall be attached to the policy.
     14.03.05 Contractor shall include an “alternate employer endorsement” in favor of each Company.
Section 14.04 Protection and Indemnity and Hull and Machinery Insurance.
     14.04.01 When Contractor or its Subcontractors provide owned, chartered, hired, leased, or operated vessels in performing the Work, Contractor shall maintain or cause to be maintained protection and indemnity (“P&I”) insurance on all such vessels with an overall minimum limit of TEN MILLION UNITED STATES DOLLARS (US$10,000,000.00), or the value of each vessel, whichever amount is greater, and including coverage for collision and tower’s liability, third party bodily injury and property damage liability, and pollution liability. In addition, Contractor shall maintain or cause to be maintained hull and machinery insurance on all such vessels.
     14.04.02 With regard to all primary and excess P&I insurance, Companies’ Group shall have no liability for calls or premium assessments. In addition, all primary and excess P&I insurance shall, to the extent of the risks and liabilities assumed by Contractor, be endorsed (a) to provide full coverage to Companies’ Group as additional insured without limiting coverage to liability “as owner” of the vessel and to delete any “as owner” clause and any other language purporting to limit coverage to liability of an insured “as owner” of the vessel, and (b) to delete any language limiting coverage for Companies’ Group in the event of the applicability of any limitation of liability statute. Contractor’s and/or Subcontractor’s P&I insurance shall also cover removal of wreck and debris if such removal is required by Laws or any Governmental Agency.
Section 14.05 Aviation Liability Insurance.
     If Contractor or any Subcontractor engaged by Contractor uses, owns, charters, rents, borrows, or leases an aircraft to be used in the performance of the Work, Contractor shall maintain or cause to be maintained aircraft liability insurance, with minimum limits of at least TEN MILLION UNITED STATES DOLLARS (US$10,000,000.00) per passenger or crew seat, subject to a minimum of TEN MILLION UNITED STATES DOLLARS (US$10,000,000.00) or require equivalent insurance from the company providing the aircraft.
Section 14.06 Pollution Liability Insurance.
     Contractor shall maintain in force for the duration of this Contract pollution legal liability insurance for both onshore and offshore operations applicable to bodily injury; property damages, including loss of use of the damaged property or of property that has not been physically injured or destroyed; cleanup costs; and Defense, including costs and expenses incurred in the investigation or settlement of claims; all in connection with any loss Connected With any Facilities. Coverage shall be with minimum limits of not less than TEN MILLION UNITED STATES DOLLARS (US$10,000,000.00) per occurrence.
Section 14.07 Operator’s Extra Expense/Well Control Coverage.
     Contractor shall maintain in force for the duration of this Contract Operator’s Extra Expense/Well Control coverage for all of the Facilities with minimum limits of not less than TEN MILLION UNITED STATES DOLLARS (US$10,000,000.00) per occurrence.
Section 14.08 Excess Insurance.
     Contractor shall maintain in force, for the duration of this Contract, Excess coverage for all coverages identified in this Article 14, with coverage at least as broad as underlying, and with minimum limits sufficient to raise coverage for each policy to no less than FIFTY MILLION UNITED STATES DOLLARS (US$50,000,000.00) per occurrence.
Section 14.09 Evidence of Insurance.
     Upon request of any Company, Contractor shall furnish Companies with one or more certificates of insurance, on a form that is satisfactory to Companies, executed by a duly authorized representative of each insurer, evidencing compliance with the insurance requirements of this Article 14. Acceptance by Companies of an incomplete or improper certificate, or failure of Companies to identify a deficiency in coverage from the certificate submitted, shall not be construed as a waiver of Contractor’s obligation to maintain in effect the coverages required by this Article. All certificates shall provide for thirty (30) Days’ written notice to Companies prior to the cancellation or material change of any insurance referred to therein.
     Within ten (10) Days of receipt of a written request of any Company, Contractor shall provide certified copies of all insurance policies requested by any Company.
Section 14.10 General Insurance Provisions.
     14.10.01 All insurance policies of Contractor whether or not required by this Contract, shall be endorsed to waive all rights of subrogation against Companies’ Group, and (except for worker’s compensation coverage and professional liability coverage) shall, to the extent of the risks and liabilities assumed by Contractor, name Companies’ Group as an additional insured on a broad form basis with such additional insured coverage including coverage for the sole or concurrent negligence of the additional insureds and not being restricted to (a) “ongoing operations,” (b) coverage for vicarious liability, or (c) circumstances in which the named insured is partially negligent.
     14.10.02 All insurance policies of Contractor, whether or not required by this Contract, shall, to the extent of the risks and liabilities assumed by Contractor, be primary as respects any other policies held by any Company or any Person of Companies’ Group or any other policies providing any coverage in favor of any Company or any Person of Companies’ Group. The coverage afforded Companies’ Group under such policies shall delete any excess clause or co-insurance clause that requires sharing or renders any insurance in favor of Companies’ Group as primary. Such policies shall afford primary coverage to Companies’ Group without any contributions or reimbursement, in whole or in part, by any insurance, or self-insured retention or account maintained by or in favor of Companies’ Group.
     14.10.03 Companies do not represent that the minimum coverages and minimum limits required in this Article 14 will be adequate to protect Contractor. Such coverage and limits shall not be deemed as a limitation on Contractor’s liability under the other provisions of the Contract.
     14.10.04 The insurance obligations required under this Article 14 are independent from all other obligations of Contractor under this Contract and apply whether or not required by any other provision of this Contract and shall not in any way limit Contractor’s indemnity obligations.
     14.10.05 Reasonable deductibles for the policies required in this Article 14 are permitted, but Contractor shall remain responsible for all deductibles and for all Claims/Losses for which Contractor is responsible whether or not insurance is available.
     14.10.06 All insurance required of Contractor in this Contract shall be placed with insurers reasonably acceptable to Companies. These insurers shall maintain a minimum rating of A-VII by the A.M. Best Company or equivalent.
     14.10.07 In the event of any claim by Contractor against any insurer it shall promptly provide copies of all correspondence and documents related to any such occurrence or any claim to Companies.
Section 14.11 Self-Insurance.
     Notwithstanding the insurance requirements of this Contract, Contractor may self-insure a part of the insurance coverage required by this Article 14 (beyond any retention or reasonable deductible) subject to Companies’ prior written consent. In addition, Companies reserve the right to withdraw consent to any self-insurance at any time with thirty (30) Days’ written notice to Contractor. In addition, as respects insurance for control of well, Companies agree that consent to self-insurance of all or part of the control of well coverage will not be unreasonably withheld. All deductibles and any self-insurance coverage or retention shall be treated as if they were insurance coverage or an insurance policy, and Companies’ Group shall have the same benefits and protection from Contractor as if Contractor had obtained insurance coverage for that amount, and Companies’ Group shall not be prejudiced in any way or lose any benefit or protection as a result of any decision by Contractor to self-insure or maintain any particular deductible(s) or self-insured retention. In addition, Contractor warrants that it will disclose its insurance deductibles (and any self insured retention(s)) to Companies prior to execution of this

Contract and that it will provide thirty (30) Days’ advance written notice of any material change in any deductible or retention level.
Section 14.12 Insolvency.
     The insolvency, liquidation, bankruptcy, or failure of any insurance company providing insurance for Contractor or its Subcontractors or failure of any such insurance company to pay claims accruing, shall not be considered a waiver of, nor shall it excuse Contractor from complying with, any of the provisions of this Contract.
Section 14.13 Subcontractors’ Insurance.
     Contractor, as it deems necessary, shall cause each Subcontractor employed by Contractor to perform any part of the Work to purchase and maintain policies of insurance as described in this Article as well as any other coverages that Contractor deems necessary. Such policies shall be endorsed in the same manner to waive subrogation against the Companies’ Group, be primary, and name Companies’ Group as an additional insured. Contractor shall obtain and furnish to Companies (upon request) copies of certificates of insurance evidencing coverage for each Subcontractor. Any deficiencies in insurance coverage of any Subcontractor shall be the responsibility of Contractor.
Article 15.
FORCE MAJEURE
     Except as may be specifically otherwise provided in this Contract, no Party shall be liable for delays in performance (other than obligations to pay their Respective Share of the Contract Sum) directly occasioned or caused by Force Majeure. Upon the occurrence of Force Majeure, the Party affected shall give prompt notice thereof, no later than five (5) Days’ after learning of the Force Majeure event, to the other Parties and shall, at its cost and expense, do all things reasonably possible to remove or mitigate its effects.
Article 16.
ASSIGNMENT; DELEGATION; SUBCONTRACTING
Section 16.01 Assignment; Delegation; Subcontracting.
     Contractor may not assign, sublet, delegate or subcontract this Contract in whole. Contractor may utilize Subcontractors for portions of the Work, provided that Contractor shall remain liable for all of its obligations hereunder, including responsibility for performance of the part of the Work that is subcontracted. Contractor shall be responsible for all equipment and materials of, and all actions and inactions of, its Subcontractors as if they were the employees of Contractor. In the event Contractor does subcontract any portion of the Work, each such subcontract will provide Companies’ Group with indemnity, insurance endorsements, warranty, confidentiality, and other protections equivalent to those set forth in this Contract. No subcontract will create a contractual relationship between Companies and the Subcontractor, but each subcontract will contain a provision permitting the assignment of the subcontract to Companies in all cases where Companies may be entitled under this Contract to require that such assignment be effected. Under no circumstances will Subcontractor, or its agents, servants, or employees, be considered employees of any Company.

Section 16.02 Assignment by Companies.
     Each Company may assign its rights and obligations, in whole or in part, under this Contract to any Person without Contractor’s consent; provided, that the assigning Company shall remain liable for the payment of its Respective Share of the Contract Sum to Contractor, subject to the other terms and conditions of this Contract.
Article 17.
DEFAULT; INSOLVENCY; REMEDIES
Section 17.01 Default.
     The occurrence of any of the following shall constitute an Event of Default by Contractor hereunder:
     17.01.01 Commencement Date. If the Commencement Date has not occurred on or before March 1, 2008 due to the Contractor’s failure to take any of the actions required to be taken by it in Article 4.
     17.01.02 Completion of the Work. If Contractor has failed to complete the Work (other than monitoring, repairs, and other obligations that may arise in the future) on or before March 31, 2012, with such date subject to extension as a result of delays due to Force Majeure, but only to the extent such aggregate delays due to Force Majeure exceed 365 Days.
     17.01.03 Representation and Warranty. If any representation or warranty of Contractor hereunder was, at the time of making, untrue or misleading in any respect.
     17.01.04 Performance Defaults. If Contractor has failed to comply with any material covenant or material obligation under this Contract or has repeatedly failed to comply with reasonable requests to perform pursuant to the terms and conditions of this Contract.
     17.01.05 Default Under Security Agreement. If the security interest granted pursuant to the Security Agreement has become unenforceable or unperfected or if any prior claim is made on the Existing Assets.
     17.01.06 Default Under Guaranty. If Guarantor has failed to perform its obligations under the Guaranty, if Guarantor denies or disaffirms its obligations under the Guaranty, if the Guaranty ceases for any reason to be in full force and effect, or if any judicial proceeding is filed claiming that the Guaranty is invalid.
     17.01.07 Governmental Agency. If the MMS, the Coast Guard, or any other Governmental Agency has: (a) assessed or threatened to assess any material fine or penalty against any Company, or (b) required or threatened to require any Company to perform any portion of the Work or to hold them liable for performance of any portion of the Work; in each case due to Contractor’s performance or non-performance of the Work.
     17.01.08 Bankruptcy; Insolvency. If Contractor or Guarantor: (a) becomes insolvent; (b) makes an assignment for the benefit of creditors; (c) is adjudicated a bankrupt; (d) admits in writing its inability to pay its debts generally as the same become due; (e) institutes any proceedings under any State or Federal Laws for relief of debtors or for the appointment of a receiver, trustee or liquidator; (f) files a voluntary petition in bankruptcy or for a reorganization or for an adjudication as an insolvent or a bankrupt; or (g) fails to remove or bond any attachment levied on a material portion of Contractor’s Property or a material portion of the properties of Guarantor within thirty (30) Days therefrom.
     17.01.09 Event of Default under PSA. If an Event of Default has occurred under any PSA.
Section 17.02 Notice; Opportunity to Cure.
     If Contractor: (a) fails to remedy any Event of Default as soon as reasonably practical but in no event later than sixty (60) Days after notice from the Certifying Representative, or (b) if such Event of Default is of such a nature that, in Companies’ reasonable judgment, it cannot be reasonably remedied within sixty (60) Days, fails to initiate action as soon as reasonably practical, but in no event later than within sixty (60) Days after its receipt of such notice and thereafter to proceed diligently and continuously in remedying the Event of Default, then Companies may, upon written notice to Contractor, exercise one or more of the remedies specified in Section 17.03; provided, however, that Contractor shall not be entitled to notice or an opportunity to cure in the case of an Event of Default under Section 17.01.08 or an Event of Default that results in an emergency for which a Governmental Agency requires action by one or more of the Companies.
Section 17.03 Remedies Upon Default.
     Upon the occurrence of an Event of Default by Contractor and the expiration of any notice and cure period specified in Section 17.02, the Companies (acting through the Certifying Representative) may, in their sole option, exercise all remedies available to them under applicable Laws as well as one or more of the following remedies, and exercise of one remedy shall not preclude exercise of other or additional remedies:
     17.03.01 Suspend Work and Payments. Companies may (a) suspend temporarily or permanently Contractor’s right to proceed with the Work and (b) suspend payments to Contractor until such Event of Default is remedied, to Companies’ satisfaction in their reasonable discretion.
     17.03.02 Refund of Amounts Withdrawn Under Escrow Agreement. Companies may require Contractor to refund to them amounts withdrawn under the Escrow Agreement, plus simple interest at the LIBOR Rate (or the highest lawful interest rate authorized by law, whichever is lower) from the date such payments were received by Contractor, minus an amount computed by multiplying the aggregate amount of the amounts withdrawn under the Escrow Agreement (including interest at the LIBOR Rate on amounts withdrawn) by a fraction, of which the numerator is the aggregate amount of Milestone Payments paid to Contractor at the time the refund is calculated, and the denominator is TWO HUNDRED SEVENTY-FIVE MILLION AND NO/100 DOLLARS ($275,000,000.00). Each Company’s Respective Share of the refund shall be paid directly to each Company. This right to require a refund shall terminate after TWO HUNDRED SEVENTY-FIVE MILLION AND NO/100 DOLLARS ($275,000,000.00) of Milestone Payments have been made to Contractor. By way of illustration, if Milestone Payments already paid are less than TWO HUNDRED SEVENTY-FIVE MILLION AND NO/100 DOLLARS ($275,000,000.00), then refund equals:
[(EA)] — [(EA) x ((Milestone Payments already paid)/(TWO HUNDRED SEVENTY-FIVE MILLION AND NO/100 DOLLARS ($275,000,000.00))].

Where:
EA=Amounts withdrawn under the Escrow Agreement plus interest at the LIBOR Rate from the date of withdrawal.
If Milestone Payments already paid are equal to or greater than TWO HUNDRED SEVENTY-FIVE MILLION AND NO/100 DOLLARS ($275,000,000.00), then the refund equals zero.
     17.03.03 Completion of Work at Expense of Contractor. If Companies suspend or terminate Contractor’s right to complete the remaining portion of the Work, the Companies shall have: (a) the right to take possession and control of the Work, all Records, the Existing Permits and the Existing Assets (and Contractor shall make commercially reasonable efforts to make the Other Equipment available to Companies), and (b) the right to complete the remaining portion of the Work or to have such Work completed by a different Person and, if requested by Companies, to utilize some or all of the vessels and equipment utilized by Contractor for the Work and some or all of the contracts and subcontracts executed by Contractor for the Work. With respect to any Work performed by or on behalf of the Companies, any expenses that exceed the payments that Companies would have made under this Contract for achievement of the Milestone Event(s) or such portion(s) of the Work shall be the responsibility of, and recoverable from, Contractor (giving credit for any amounts recovered under Section 17.03.02). To the extent that Companies are not otherwise entitled to indemnity under contracts with other contractors in connection with such Work, Contractor shall Indemnify Companies under the provisions of Article 13 for any Claims/Losses Connected With such Work, provided Companies have used commercially reasonable efforts to obtain indemnity from such other contractors.
     17.03.04 Emergency Actions. If, prior to the expiration of any applicable notice or cure periods, Companies determine in their reasonable discretion that an emergency exists that is not being adequately addressed by Contractor and that a Governmental Agency has required or threatened to require any Company to perform emergency work or to hold them liable for performance of any portion of emergency work, Companies shall have the right to take possession and control of such portions of the Work, the Records, the Existing Permits, the Existing Assets, the Other Equipment, and other vessels and equipment utilized by Contractor as necessary to proceed to address the emergency, all at the sole cost, risk, and expense of Contractor (giving credit for any amounts recovered under Section 17.03.02).
     17.03.05 Security Agreement. Companies may enforce all rights under the Security Agreement.
     17.03.06 Demand on Guarantor. Companies may demand full and immediate payment and performance by Guarantor under the Guaranty.
     17.03.07 Escrow Agreement. Companies may enforce all rights under the Escrow Agreement, including the right to suspend withdrawals by Contractor.
Article 18.
PUT OPTION
Section 18.01 Grant of Put Option.
     Contractor hereby grants to each Company the option (each, a “Put Option”) to require Contractor to accept the transfer of such Company’s undivided interest in the Facilities under such Company’s PSA. Any Company may exercise its Put Option without the joinder of any other Company. Contractor acknowledges that it may become a co-owner in indivision with one or more Companies as a result of the exercise by an individual Company of its Put Option under its PSA. Contractor hereby waives any right that it may have under applicable Laws to request or require a partition of the Facilities for a period of fifteen (15) years from the Effective Date, or to be a party to, or to have any rights under, any of the JOAs.
Section 18.02 Method of Exercise.
     In order to exercise its Put Option a Company shall Tender a Bill of Sale to Contractor at any time on or after the Effective Date.
Section 18.03 Price; Consideration.
     The consideration for the transfer by a Company and for the acceptance of the transfer by Contractor of undivided interests in the Facilities is the agreement of such Company to pay its Respective Share of the Contract Sum (less any payments made by such Company under this Contract) in accordance with, and subject to the terms and conditions of, the applicable PSA. Contractor and each Company hereby waive any resolutory conditions, conditions subsequent, vendor’s liens, or rights to dissolve such transfer arising out of any failure to pay such price.
Section 18.04 Termination of Obligations.
     Effective upon a Tender by a Company all of such Company’s obligations under this Contract shall terminate. Contractor acknowledges and agrees that its obligations to Indemnify such Company arising from actions performed by Contractor prior to such Tender shall continue but shall be treated as if they had been made under the terms and conditions of such Company’s PSA (making due allowance for differences in terminology between this Contract and such PSA). Otherwise, all rights and obligations of a Company and Contractor effective upon a Tender shall be governed by such Company’s PSA and Bill of Sale Tendered pursuant thereto. Effective upon a Tender by a Company, such Company shall no longer be a “Company” under this Contract; provided, however, each Company and Contractor acknowledge that under a Company’s PSA it shall be entitled to notices, approvals of payments, and other rights previously provided under this Contract.
Article 19.
PARENT GUARANTY
Section 19.01 Guaranty.
     Contractor shall furnish Companies on the Effective Date with a single Guaranty executed by Guarantor in the form of Exhibit “K” attached hereto. The Guaranty shall guarantee performance of obligations of Contractor under this Contract and each PSA.
Article 20.
SECURITY AGREEMENT
Section 20.01 Security Agreement.
     Contractor shall grant to the Companies on the Commencement Date a security interest in the Existing Assets, all on the terms of the Security Agreement attached hereto as Exhibit “L”.

Article 21.
APPLICABLE LAW AND RESOLUTION OF DISPUTES
Section 21.01 Selection of Applicable Law.
     This Contract, and any action Connected With this Contract brought by any Party (and any action brought by any Person of Companies’ Group or Contractor Group or any Third Party asserting a third party beneficiary claim pursuant to this Contract) shall be governed by the general maritime laws of the United States exclusive of any principles of conflicts of laws that would require application of the substantive laws of another jurisdiction. If it is judicially determined that the Parties’ choice of maritime law is unenforceable, the Parties agree that this Contract should be governed, construed and interpreted in accordance with the laws of the State of Louisiana exclusive of any principles of conflicts of laws that would require application of the substantive laws of another jurisdiction. The Parties also agree that with respect to issues where the general maritime law is silent, this Contract shall be governed, construed and interpreted in accordance with the laws of the State of Louisiana exclusive of any principles of conflicts of laws that would require application of the substantive laws of another jurisdiction.
Section 21.02 Venue.
     In the absence of mutual agreement in writing, for any action Connected With this Contract brought by any Party (or any Person of either Contractor Group or Companies’ Group, or any Third Party pursuant to this Contract), venue shall be exclusively in federal district court situated in Harris County, Texas, or if there is no subject matter jurisdiction in federal court, then in the Texas State District Court situated in Harris County, Texas. The Parties (and any other Persons asserting any action pursuant to this Contract) submit to personal jurisdiction and waive any other venue that may be applicable to such action whether by reason of their present or future residence or domicile or otherwise. Notwithstanding the foregoing, if one or more of the Parties is involved in litigation in a forum other than in Harris County, Texas, the Parties may assert claims Connected With this Contract in such litigation to the extent, and only to the extent, necessary to avoid waiver of such claims. Each Party, knowingly and voluntarily, waives its respective right to a jury trial.
Section 21.03 Continued Performance.
     Except if the Companies exercise any rights under Section 17.03.01 or Section 17.03.03, the Parties further agree that despite the existence of any claim, dispute, controversy, or pending action, Companies may require Contractor to continue performing the Work. If Contractor fails to comply with such requirement, the Parties agree, notwithstanding any other provision of this Contract, that such failure shall constitute irreparable injury to Companies and that Companies shall be entitled to obtain appropriate injunctive relief from a court of competent jurisdiction ordering Contractor to continue performing the Work in accordance with the terms of this Contract.

Article 22.
SURVIVAL; SEVERABILITY; WAIVER
Section 22.01 Survival.
     A Company’s acceptance of the Work or any parts thereof or its Tender will not release Contractor from its obligations under this Contract. Contractor agrees that its obligations under this Contract survive and extend beyond acceptance of the Work and Tender by a Company. However, a Tender by a Company shall release such Company from all of its obligations under this Contract.
Section 22.02 Severability.
     If any provision or portions, or applications thereof, of this Contract are held to be unenforceable, invalid or void by any court of competent jurisdiction, this Contract will be deemed to be amended to modify such provision or portion thereof partially or completely to the extent necessary to make it enforceable. If necessary, this Contract will be deemed to be amended to delete the unenforceable, invalid or void provision or portion thereof, in which event the validity and enforceability of the remaining provisions, or portions, or application thereof, will not be affected thereby.
Section 22.03 Waiver.
     None of the requirements of this Contract will be considered as waived by any Party unless the same is done in writing. Further, failure by any Party to enforce any rights will not waive those or other rights hereunder.
Article 23.
NOTICES
Section 23.01 Notice Addresses.
     All notices to be given under this Contract shall be in writing and shall be delivered by (a) hand, (b) registered or certified mail, or (c) facsimile (provided there is confirmation of receipt of complete transmission), to the following address and to the attention of the person or job title below:
BP:
BP America Production Company
ATTN: Richard D. Lynch
550 WestLake Park Boulevard
Houston, Texas 77079
Telephone: 281-366-3566
Fax: 281-366-7981

Chevron:
Chevron U.S.A. Inc.
Attn: Jay Cupples, NOJV Manager
100 Northpark Blvd
Covington, LA 70433
Telephone: 504-592-6158
Fax: 866-910-9953
GOM:
GOM Shelf LLC
Attn: David Carmony, Vice-President, Gulf Coast Region
2000 Post Oak Blvd, Ste 100
Houston, TX 77056-4400
Telephone: 713-296-6294
Fax: 713-296-6333
Contractor:
Wild Well Control
Attn: Patrick J. Campbell, President
2202 Oil Center Court
Houston, TX 77073
Telephone: 281-784-4700
Fax: 281-784-4750
Section 23.02 Effectiveness of Notices.
     Notices delivered personally shall be effective when delivered. Notices sent by facsimile shall be effective on the first Business Day following the date of complete transmission. Notices sent by registered or certified mail shall be effective when received.
Section 23.03 Notice to a Company.
     Except in instances in which notice under this Contract is specifically required to be given solely to a single Company or the Certifying Representative, each Notice to a Company or to the Companies shall not be effective unless given to all Companies.
Article 24.
MISCELLANEOUS
Section 24.01 Third Party Beneficiaries.
     Except as specifically provided in Article 13 and Article 14, nothing in this Contract will be construed to confer any rights or benefits in the Contract to anyone other than Persons of Companies’ Group, and all duties and responsibilities undertaken pursuant to this Contract will be for the sole and exclusive benefit of Persons of Companies’ Group and not for the benefit of any other Person.

Section 24.02 Several Liability of the Companies; No Joint Venture or Partnership.
     The obligations of the Companies hereunder are several, and not joint or joint and several or collective. It is not the intention of the Parties to create, nor shall this Contract be construed as creating, a mining or other partnership or association, or to render the Parties liable as partners. No Company shall be responsible for payment or performance by any other Company hereunder. Upon a Tender by a Company, such Company’s Respective Share of any payment shall be subtracted from amounts due under this Contract but shall be provided to be paid by such Company under its respective PSA.
Section 24.03 Subrogation.
     In the event any Company pays Contractor all or a portion of the Respective Share of another Company, the paying Company shall be subrogated to the rights of Contractor against the non-paying Company.
Section 24.04 Contractor Not a Successor or Assign.
     Notwithstanding anything herein or in any Bill of Sale to the contrary, neither the Tender by a Company, the transfer of the Transferred Items, nor any other transfer or assignment by a Company to Contractor shall make Contractor (a) a successor or assign of such Company for purposes of this Contract or (b) a party to any of the JOAs.
Section 24.05 Entire Contract; Amendment.
     This Contract, each PSA, each Bill of Sale, and any agreement executed in connection herewith or therewith constitutes the full understanding of the Contractor, on the one hand, and the Companies, on the other hand, and is a complete and an exclusive statement of the terms of their agreement, and will exclusively control and govern all Work performed by Contractor. All representations, offers, and undertakings of the Contractor, on the one hand, and the Companies, on the other hand, made prior to the Effective Date hereof, whether oral or in writing, are merged herein and into each PSA, each Bill of Sale, and any agreement executed in connection herewith or therewith. No other contract or agreement, whether executed prior or subsequent to the execution of this Contract, a PSA, a Bill of Sale, or any agreement executed in connection herewith or therewith will in any way modify, amend, alter, or change any of the terms or conditions set out herein unless such contract or agreement: (a) is executed by persons of equal position and authority within their respective companies as those executing this Contract, a PSA, a Bill of Sale, or any agreement executed in connection herewith or therewith, and (b) clearly expresses the specific intention of the Parties to amend this Contract, a PSA, a Bill of Sale, or any agreement executed in connection herewith or therewith by making specific reference thereto.
Section 24.06 Governmental Agency Approval.
     No letters, approvals, or directives of the MMS or any Governmental Agency, whether or not signed or accepted by Contractor or any Company shall alter or modify the terms and conditions of this Contract or any PSA.

Section 24.07 Further Assurances.
     From time to time after the Effective Date and without further consideration, a Party shall execute and deliver such documents and instruments as are reasonably requested by another Party in order to consummate more effectively the transactions as contemplated by this Contract.
Section 24.08 Counterparts.
     This Contract may be executed in counterparts, and different Parties may execute different counterparts, but all counterparts together shall constitute a single agreement.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

     WITNESS THE SIGNATURES of the Parties hereto as set forth below.

BP AMERICA PRODUCTION COMPANY
By:	/s/ Richard D. Lynch, Jr.
	Printed Name:	Richard D. Lynch, Jr.
	Title:	Attorney In Fact

CHEVRON U.S.A. INC.
By:	/s/ M. H. Forman
	Printed Name:	M. H. Forman
	Title:	Assistant Secretary

GOM SHELF LLC by and through its Managing Member, Apache Corporation
By:	/s/ John J. Christmann, IV
John J. Christmann, IV
Vice President

WILD WELL CONTROL, INC.
By:	/s/ Patrick J. Campbell
	Printed Name:	Patrick J. Campbell
	Title:	President and Chief Executive Officer

Signature Page for Wreck Removal Contract